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                                 [METLIFE LOGO]


                       METROPOLITAN LIFE INSURANCE COMPANY
                   One Madison Avenue, New York, NY 10010-3690

                                   ENDORSEMENT

The contract to which this endorsement is attached is amended as follows:

ITEM 1 includes the following definition:

         Systematic Withdrawal Program ("Program") refers to an optional automatic withdrawal program in which you may choose either to receive periodic payments for a stated amount or as a percentage of your account balance. Payments will start on the date you elect, i.e., the Program anniversary. The Systematic Withdrawal Program may be stopped at any time. Systematic Withdrawal payments will be taken pro rata from each investment division and the Fixed Interest Account based on the account balance in each division and Fixed Interest Account at the time a payment is paid, or by some other method to which you and we agree at the time the Program is elected.

ITEM 2 is modified to say:

         Whenever the Systematic Withdrawal Program is in effect, deposits may not be made under an automatic procedure. For example, "check-o-matic", under which you have instructed your bank to send us deposits from your checking account, would not be allowed.

In addition, ITEM 4 will include the following paragraph:

         If you have elected the Systematic Withdrawal Program ("Program"), the amount to be paid in each subsequent 12 month period beginning on the Program anniversary will for purposes of the 10% free corridor provision be considered a single withdrawal as of the Program anniversary. If the Program withdrawal is the first in a contract year, withdrawal charges will not apply to any payment until cumulative payments from the Program anniversary exceed the greater of:

         (i) those deposits, if any, made eight or more deposit years ago, and

         (ii) 10% of your account balance.



/s/ Gwenn L. Carr                         /s/ Robert H. Benmosche

Gwenn L. Carr                             Robert H. Benmosche
Vice-President & Secretary                Chairman of the Board
                                          President and Chief Executive Officer


PSC 94-15 (8/2000)

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                                    METLIFE

                       METROPOLITAN LIFE INSURANCE COMPANY
                   One Madison Avenue, New York, NY 10010-3690

                                   ENDORSEMENT

The contract to which this endorsement is attached is amended as follows:

ITEM 1 includes the following definition:

       Systematic Withdrawal Program ("Program") refers to an optional automatic withdrawal program in which you may choose either to receive periodic payments for a stated amount or as a percentage of your account balance. Payments will start on the date you elect, i.e., the Program anniversary. The Systematic Withdrawal Program may be stopped at any time.

ITEM 2 is modified to say:

       Whenever The Systematic Withdrawal Program is in effect, deposits may not be made under an automatic procedure. For example, "check-o-matic", under which you have instructed your bank to send us deposits from your checking account, would not be allowed.

In addition, ITEM 5 (if non-qualified) or ITEM 6 (if IRA) will include the following paragraph:

       If you have elected the Systematic Withdrawal Program ("Program"), the amount to be paid in each subsequent 12 month period beginning on the Program anniversary will for purposes of the 10% free corridor provision be considered a single withdrawal as of the Program anniversary. If the withdrawal is the first in a contract year, withdrawal charges will not apply to any payment until cumulative payments from the Program anniversary exceed the greater of:
       (i)  those deposits, if any, made eight or more deposit years ago, and
       (ii) 10% of your account balance.



/s/ Gwenn L. Carr                        /s/ Robert H. Benmosche

Gwenn L. Carr                            Robert H. Benmosche
Vice-President & Secretary               Chairman of the Board
                                         President and Chief Executive Officer



PSC 94-16 (8/2000)                                                        EYMAHZ